Exhibit 99.1

news release	FOR IMMEDIATE RELEASE

Contacts at the Company:
Aegis Communications Group, Inc.	Information Line	(800) 332-0266

Aegis Communications Group, Inc. Announces

Warrant Exercise by Essar Group

IRVING, TEXAS — July 28, 2004 — Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS), a marketing services company that enables clients to make customer contact efforts more profitable, announced today that it has received an additional equity investment from the Essar Group, Ltd.

The additional equity investment from the Essar Group, Ltd. was through Essar’s exercise of warrants to purchase up to 40 percent of Aegis’s common stock on a fully diluted basis, at a warrant exercise price of $0.01 per share.  The warrant exercise, which occurred on July 13, 2004, resulted in a net cash infusion into Aegis of $2.6 million.  The additional investment will be used to reduce outstanding debt and make additional capital investments to support Aegis’s client base.

Scot Brunke, President and CFO of Aegis, commented, “The investment by Essar Group, Ltd is a continuation of their original investment in November of 2003 and a further indication of their strong support of the company.  This investment will allow Aegis to further our plan of reducing debt and investing in our clients”.

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a marketing services company that enables clients to make customer contact efforts more profitable. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 3,000 people and utilizing over 3,400 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”.  Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements.  Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time.  Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements.  The Company does not intend to update any of those forward—looking statements.